Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is made and entered into this 29th day of August, 2005 by and between James Cowan (“Cowan”) and Maverick Tube Corporation (“Maverick”), herein collectively referred to as the “Parties.”
Recitals
A. Cowan has been employed as Maverick’s Chief Operating Officer and President pursuant to a certain employment agreement dated February 2003 (the “Employment Agreement”).
B. Cowan has informed Maverick of his intention to resign his position as President and Chief Operating Officer and to resign from all other offices held by him in Maverick and any of its subsidiaries (the “Resignation”).
C. The Parties wish to reach an Agreement with respect to the terms of Cowan’s Resignation and wish to memorialize that Agreement herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained within this Agreement, the adequacy and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:
1. Announcement of Resignation. Cowan has submitted his Resignation from his positions as President and Chief Operating Officer and from all other offices held by him in Maverick and any of its subsidiaries. Maverick will inform the public of the Resignation and its plan for succession in a press release that is expected to be issued following the close of the stock market on August 29, 2005. A copy of the relevant portion of the press release relating to this announcement is attached to this Agreement as Exhibit A. Except to the extent required by law or to the extent dictated by a material change in circumstances, as determined by Maverick, any subsequent press releases issued by Maverick regarding the reasons for the Resignation shall be substantially consistent with the contents of Exhibit A. Cowan shall cooperate with Maverick in the announcement of his Resignation.
2. Cessation of Duties. Cowan’s Resignation from his positions as President and Chief Operating Officer and from all other offices held by him in Maverick and any of its subsidiaries became effective immediately upon the submission of the Resignation (that is, August 29, 2005) (the “Resignation Date”). Cowan, accordingly, has ceased performing any and all duties related to those positions and offices immediately following the Resignation Date.
3. Severance Payments and Benefits. Notwithstanding his Resignation, Maverick shall:
(a)	pay Cowan an amount equal to twice his annual base salary in one lump sum of $700,000 immediately upon the Effective Date of this Agreement;
(b)	pay Cowan all earned time off including vacation pay, holiday pay, and sick leave pay, in one lump sum of $40,384.62 immediately upon the Effective Date of this Agreement;
(c)	pay Cowan the amount of $160,000 in one lump sum in lieu of the 2005 annual incentive bonus immediately upon the Effective Date of this Agreement;
(d)	pay Cowan his deferred compensation totaling approximately $112,000 in one lump sum immediately upon the Effective Date of this Agreement;
(e)
maintain Cowan’s health insurance for a period of 12 months after the Resignation Date on the same basis as that maintained for active participants of Maverick’s health plan and thereafter Cowan’s COBRA rights shall commence and Maverick shall pay Cowan’s COBRA premiums for 6 months;

(f)
transfer the St. Alban’s club membership currently held by Maverick for Cowan into Cowan’s name at no cost to either Cowan or Maverick. Cowan shall be responsible for the payment of all dues and fees relating to said memberships payable after the Effective Date;

(g)	maintain D & O coverage for Cowan’s benefit at the same level as such coverage is provided for active senior executives of Maverick for a period of three years beginning after the Effective Date;
(h)	provide immediate vesting of 7,403 shares of restricted stock of Maverick awarded to Cowan on February 22, 2005;
(i)	maintain its obligations through the initial lease period entered into for the lease of the Infiniti M45 currently driven by Cowan;
(j)	provide Cowan with outplacement services for a period of two years following the Resignation Date with an outplacement service of Cowan’s choice; and
(k)
provide immediate vesting of 41,668 Maverick stock options granted to Cowan on February 18, 2003 at a strike price of $15.95. Cowan’s right to exercise all of his vested stock options shall be extended to December 31, 2005.

Cowan agrees that, aside from being offered as consideration for his entering into this Agreement, he is not otherwise entitled to the consideration recited in this Section 3. The benefits provided for in subsections (a), (b), (c), and (d) of this Section 3 shall be paid to Cowan not later than eight (8) days after the execution of this Agreement (the “Effective Date”).
4. Confidential Information. At all times subsequent to the Resignation Date, Cowan shall not disclose to any Person (as hereinafter defined) or use for his own account or for the benefit of any third party any Confidential Information of Maverick (as hereinafter defined), whether or not such information is embodied in writing or other physical form, without Maverick’s written consent, unless and to the extent that (a) such disclosure is required by an order of a court having competent jurisdiction or under subpoena or other lawful order from a governmental agency, or (b) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of Cowan or the fault of any other Person bound by a duty of confidentiality to Cowan. For purposes of this Agreement, the term “Person” shall refer to any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or government entity. The term “Confidential Information” as used in this Agreement includes, but is not limited to, any information of a financial or business nature, as well as any past, present or potential customer, of Maverick, including, but not limited to:
(a)
any and all trade secrets concerning the business and affairs of Maverick, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, database technologies, systems, structures, processes, improvements, devices, discoveries, concepts and any other information, however documented, of Maverick that is a trade secret within the meaning of applicable law;

(b)
any and all information concerning the business and affairs of Maverick, including but not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, and any other information, however documented; that is deemed the confidential or proprietary information of Maverick; and

(c)
any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Maverick containing or based, in whole or in part, upon any information included in the foregoing subparagraphs (a) and (b).

5. Non-Compete and Non-Interference. Cowan acknowledges that: (i) the services which he rendered to Maverick were of a special, unique and intellectual character; (ii) Maverick’s business is international in scope and its products are marketed throughout the world, (iii) Maverick competes with other businesses that are or could be located in any part of the world; (iv) the provisions of this Section are reasonable and necessary to protect Maverick’s business. In consideration of the benefits provided herein, Cowan covenants that he will not, directly or indirectly: for a period of two years beginning on the Resignation Date (the “Post Employment Period”), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name to or any similar name to, lend his credit to or render services or advice to, any business whose products or activities “compete to any significant extent” (as hereinafter defined) in whole or in part with the products or activities of Maverick anywhere in the United States of America (the phrase “compete to any significant extent” means that the products or activities constitute or are anticipated to constitute, as of the Resignation Date, 15% of the revenues of Maverick); provided however, that Cowan may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any country’s national or regional securities exchange or have been registered under Section 12(g) of the United States Securities Exchange Act of 1934; whether for Cowan’s own account or for the account of any other person, at any time during the Post-Employment Period, solicit business of the same or similar type being carried out by Maverick, from any person known by Cowan to be a customer of Maverick, whether or not Cowan had personal contact with such person during and by reason of Cowan’s employment with Maverick, whether for Cowan’s own account or the account of any other person at any time during the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Maverick at any time during Cowan’s employment or in any manner induce or attempt to induce any employee of Maverick to terminate his or her employment with Maverick; or at any time during the Post-Employment Period, interfere with Maverick’s relationship with any person including any person who at any time during Cowan’s employment was an employee, contractor, supplier, or customer of Maverick. For purposes of this Section 5, the term “Post Employment Period” means the two-year period beginning on the Resignation Date. If any covenant of this Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Cowan. The period of time applicable to any covenant in this Section 5 will be extended by the duration of any violation by Cowan of such covenant. Cowan will, while the covenant under this Section 5 is in effect, give notice to Maverick, within 20 days after accepting any other employment from a company that competes to any significant extent, of the identity of such company. Maverick may notify such company that Cowan is bound by this Agreement and, at Maverick’s election, furnish such company with a copy of this Agreement or relevant portions thereof.
6. Mutual Non-Disparagement. Unless otherwise required by law, compelled by legal process or government agencies, or except as he might engage in such communications with his attorneys or his spouse, Cowan shall not engage, nor encourage others to engage, in any conversations, comments, critiques, discussions, descriptions, or any other form of communication, whether oral or written or direct or indirect, with any third person or entity or the public generally that in any way disparages the character, integrity, honesty, hiring and employment practices, professional abilities, professional reputation, business practices, general reputation or business pursuits of Maverick. Except as may be communicated to active employees of Maverick or members of the Board of Directors of Maverick who need to be privy to such communications and only to the extent of such need, the officers and directors of Maverick shall not engage, nor encourage others to engage, in any conversations, comments, critiques, discussions, descriptions, or any other form of communication, whether oral or written or direct or indirect, with any third person or entity or the public generally that in any way disparages the character, integrity, honesty, employment, professional abilities, professional reputation, business practices, general reputation or business pursuits of Cowan.
7. No Basis for Claims. Cowan warrants and represents that there is no actual or impending suits, claims or other actions against Maverick based upon, arising from or related to any personal conduct on his part, nor is there any basis for any such suit, claim or other action, other than actions or omissions within the business judgment of Cowan while acting in the course and scope of his employment as an officer or director of Maverick. Maverick warrants and represents that there is no actual or impending suits, claims or other actions against Cowan based upon, arising from or related to any conduct on Cowan’s part, nor is there any basis for any such suit, claim or other action.
8. Mutual Release of Claims by Cowan and Maverick. In consideration of the payments provided by this Agreement and the stipulations and covenants made hereunder, Cowan, with the intent of binding himself and his successors, heirs, assigns, attorneys, and family members, hereby releases and forever discharges Maverick and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever which first arose prior to and through the date on which this Agreement is executed, including but not limited to, any and all claims arising under or pursuant to The Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., § 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq.; the Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140, and any and all other statutes or ordinances, any and all claims arising under or pursuant to the Employment Agreement between Maverick and Cowan, and any and all claims arising under or pursuant to common law. Cowan expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by Cowan to exist. Notwithstanding any provision herein to the contrary, Cowan is not releasing (i) any rights he may have to benefits in Maverick’s 401(k) plans or any welfare benefit plans of Maverick, (ii) any rights he may have to continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or under Section 4980B of the Internal Revenue Code or under ERISA Sections 601 through 609, (iii) Cowan’s rights under this Agreement, or (iv) Cowan’s rights to indemnification under any agreements or Maverick’s by-laws.
In consideration of the promises and other consideration from Cowan described in this Agreement, Maverick (on behalf of itself and its officers, directors, parents, predecessors, successors, affiliates, executives, employees, representatives, agents, and assigns), fully and unconditionally releases Cowan from, and agrees not to sue Cowan regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, and remedies of any type, whether known or unknown, arising before Maverick signed this Agreement relating, directly or indirectly, to Cowan’s employment with or separation of employment from Maverick. Maverick affirms that as of the time it is signing this Agreement, no action or proceeding covered hereunder is pending against Cowan. Maverick expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by Maverick to exist. Notwithstanding any provision herein to the contrary, Maverick is not releasing its rights under this Agreement.
9. Legal Compliance. Notwithstanding anything contained within this Agreement to the contrary, Maverick shall not be precluded by any term or provision of this Agreement from taking action that, in the opinion of Maverick’s counsel, is required in order to comply with applicable law.
10. Divisibility. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law.
11. Severability. If any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired.
12. Acceptance. Cowan acknowledges that he has been given twenty-one (21) days from the date he receives this Agreement to consider, sign and accept it. Cowan further acknowledges and agrees that this period constitutes a reasonable amount of time during which to consider this Agreement.
13. Revocation Period. For a period of seven (7) days following the execution of this Agreement, Cowan may revoke the Agreement and the Agreement shall not become effective or enforceable until this revocation period has expired.
14. Attorney Consultation and Attorneys’ Fees. Cowan has the right to consult with an attorney with respect to this Agreement and should exercise that right. Maverick shall reimburse Cowan for reasonable attorneys’ fees, costs and related expenses incurred in connection with the negotiation and drafting of this Agreement up to a maximum of $10,000. In connection with such reimbursement, Maverick shall pay to Cowan a Tax Gross-Up. A “Tax Gross-Up” with respect to any such payment means an amount payable by Maverick to Cowan such that, after payment of federal, state and local income taxes, payroll taxes, excise and other taxes applicable to Cowan on such amount, there remains a balance sufficient to pay all such taxes being reimbursed.
15. No Other Inducement. Cowan represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Agreement is executed without reliance upon any oral statement or oral representation by Maverick or any person acting on its behalf.
16. Knowing and Voluntary Waiver. Subject to the applicable provisions of this Agreement, Cowan expressly acknowledges that the waiver of his claims, including but not limited to, claims under The Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., § 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq.; the Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140; and any and all other statutes or ordinances, and any and all claims arising under or pursuant to common law, is knowing and voluntary and that this waiver is part of this Agreement. Cowan also expressly acknowledges that the waiver and the Agreement have been written in a manner calculated to be, and which is, understood by Cowan, and Cowan is not waiving rights for claims first arising under the Age Discrimination in Employment Act after the date this Agreement is signed and that the rights and claims that he is waiving are in exchange for consideration to which he is not otherwise entitled.
17. Miscellaneous Provisions.
(a) Non-Waiver. One Party’s failure to exercise a right provided for under this Agreement in the event of a breach by the other Party of any term hereof shall not be construed as a waiver of such breach or prevent the Party from thereafter enforcing strict compliance with any and all terms of this Agreement.
(b) Binding Effect. This Agreement is binding upon and shall inure to the benefit of Maverick, its successors and assigns and Cowan, Cowan’s heirs, executors, administrators and legal representatives.
(c) Assignment. This Agreement may be assigned by Maverick (but not Cowan) and Cowan’s successors and assigns. Cowan consents to any such assignment.
(d) Modification. This Agreement sets forth the full and complete understanding of the Parties, and any prior agreements, oral or written, regarding the matters contained within this Agreement are null and void. Any amendments to this Agreement must be in writing and signed by Maverick’s Chief Executive Officer and Cowan.
(e) Disclosure of Existence of Agreement. In order to preserve Maverick’s rights under this Agreement, Maverick may advise any third party with whom Cowan may consider establishing a relationship, including, but not limited to, an employment or independent contractor relationship, of the existence of this Agreement and of its terms and Maverick shall have no liability for so doing.
(f) Governing Law. This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution of this Agreement, nor the performance of any acts in connection with or under this Agreement in any other jurisdiction.
(g) Arbitration. The Parties irrevocably agree that any dispute, controversy, or claim arising out of or in relation to this Agreement, shall be submitted to the exclusive jurisdiction of, and shall be settled by final and binding arbitration in accordance with the American Arbitration Rules and Procedures to which the Parties hereby submit themselves, in accordance with the laws of the State of Missouri. The arbitration shall be heard and determined by one (1) arbitrator selected by agreement by the Parties, and if the Parties cannot agree, the arbitrator shall be appointed by the American Arbitration Association from a list of candidates submitted by the Parties. The Parties shall use their reasonable best efforts to agree to identify an arbitrator by side letter agreement within eight days of the Resignation Date. The place of arbitration shall be a location in the St. Louis, Missouri metropolitan area. The Parties hereby waive their right to a jury trial in any litigation with respect to this Agreement.
(h) Opportunity to Review.  Cowan acknowledges that he has been given adequate time to review this Agreement, that he has in fact reviewed this Agreement with an attorney who negotiated provisions of this Agreement on his behalf, and that he understands the meaning and effect of each paragraph of this Agreement.
(i) Right to Revoke. Cowan acknowledges that he has the right to revoke this Agreement up to seven (7) days after its execution.
(j) Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and shall supersede any and all previous agreements between the Parties or between Cowan and any of Maverick, its subsidiaries, or its affiliates.
18. No Mitigation. Following the Resignation Date, Cowan shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate Maverick’s obligations hereunder, nor shall the payments provided by this Agreement be reduced by the compensation earned by Cowan as an employee or consultant from any subsequent employment or consulting arrangement.
19. Authorization. Maverick represents and warrants that it has taken all corporate action necessary to approve and authorize execution and implementation of this Agreement.
20. Advice. Cowan expressly agrees that: (1) he has carefully read and understands this Agreement; (2) he has been given twenty-one (21) days within which to consider this Agreement; (3) he has been advised to consult with an attorney regarding this Agreement, its meaning and application; (4) he has been advised that he has seven (7) days to reconsider the Agreement after he executes it and that he may rescind it any time within those seven days; and (5) he is signing this Agreement knowingly and voluntarily of his own free will and with the intent of being bound by it.
21. COWAN HEREBY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CONSISTING OF 16 PAGES AND 21 NUMBERED SECTIONS; THAT HE HAS HAD A REASONABLE PERIOD FOR DELIBERATION AND FULLY UNDERSTANDS AND KNOWINGLY ACCEPTS ALL OF ITS TERMS; AND THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO DISCUSS THIS DOCUMENT WITH AN ATTORNEY AND HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO; AND THAT NO ATTORNEY OR COUNSEL TO THE CONSULTANT IS ENTITLED TO ANY FEE OR COMPENSATION FROM EMPLOYER AS A RESULT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT OR ANY CLAIM HEREIN RELEASED.

IN WITNESS WHEREOF, Cowan and Maverick have executed this Agreement as of the date set forth above.

JAMES COWAN	MAVERICK TUBE CORPORATION

/s/ James Cowan	By	/s/ C. Robert Bunch

	Name	C. Robert Bunch

	Title	Chief Executive Officer

Exhibit A

NEWS RELEASE

For further information contact
Richard Preckel, 636-733-1600

MAVERICK TUBE CORPORATION ANNOUNCES THE RESIGNATION OF ITS PRESIDENT AND CHIEF OPERATING OFFICER

ST. LOUIS, August 29, 2005 - Maverick Tube Corporation (NYSE:MVK) announced today it has accepted the resignation of James Cowan, 47, its President and Chief Operating Officer, effective today. C. Robert Bunch, the Company’s Chief Executive Officer, will assume the title of President. The Company has no current plans to fill the position of chief operating officer.

Mr. Bunch commented, “During his nearly two and one-half years here, Jim made substantial contributions to the Company and he will be missed. We wish him well in his future endeavors.”

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.